EXHIBIT 5.1


                                November 6, 1997



U-Ship, Inc.
5583 West 78th Street
Edina, Minnesota  55439

Gentlemen:


            We are counsel to U-Ship, Inc., a Utah corporation (the "Company"), in connection with its filing of a registration statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended, in connection with the proposed sale by Selling Shareholders of 1,538,474 shares of common stock, $.004 par value, of the Company (the "Shares").


            We have examined the Registration Statement and those documents, corporate records, and other instruments we deemed relevant as a basis for the opinion herein expressed.

            Based on the foregoing, it is our opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, and the Shares have been sold as contemplated by the Registration Statement, the Shares will be legally and validly issued, fully-paid and nonassessable.

            We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in such Registration Statement.

                                        Very truly yours,

                                        BRIGGS AND MORGAN,
                                        Professional Association



                                        /s/ Avron L. Gordon
                                        ----------------------------
                                        Avron L. Gordon